Exhibit 19.1
POLICY
SECURITIES TRADING

Purpose
To help the directors, officers, employees, and consultants of Equinix, Inc. and its subsidiaries (collectively, “Equinix”) comply with insider trading laws and to prevent even the appearance of improper insider trading.

I.    Scope
All directors, officers, employees, and consultants of Equinix are required to adhere to the Securities Trading Policy (the “Policy”).

II.    Responsibility
All substantive changes to the Policy must be approved by the Board of Directors of Equinix, Inc. or a designated committee. Where required, the Policy must be adopted by each subsidiary of Equinix, Inc.

III.    Description
The following Policy outlines procedures that all Equinix directors, officers, employees, and consultants must follow. This Policy and the procedures set forth herein arise from our responsibilities as a company publicly traded in the United States. Please review this Policy carefully. The Policy provides as follows:

Background
The Board of Directors of Equinix has adopted this Policy for our Board members, officers, employees, and consultants. It applies to the trading of Equinix’s securities as well as the securities of other publicly traded companies with whom we have a business relationship.

U.S. federal and state securities laws prohibit the purchase or sale of a company’s securities by persons who are aware of material information about that company that is not generally known or available to the public. Likewise, these laws prohibit persons who are aware of such material nonpublic information from disclosing this information to others who may trade.

It is important that you understand the breadth of
activities that constitute illegal insider trading and the consequences, which can be severe. Both the U.S. Securities and Exchange Commission (the “SEC”) and the U.S. Department of Justice (“DOJ”) investigate, and are very effective in detecting, insider trading. The SEC, together with the DOJ, pursues insider trading violations vigorously. Cases have been prosecuted successfully against trading by directors, officers, employees and consultants through foreign accounts, trading by family members and friends through information obtained from you (whether deliberately or inadvertently), and trading involving only a small number of shares.

This Policy is designed to prevent insider trading (or allegations of insider trading) and to protect Equinix from liability for such acts as well as its reputation for integrity and ethical conduct. It is your obligation to understand and comply with this Policy.

Penalties for Noncompliance
Civil and Criminal Penalties. Potential penalties for insider trading violations include (1) imprisonment for up to 20 years, (2) criminal fines of up to $5 million and (3) civil fines of up to three times the profit gained, or loss avoided.

Company Sanctions. Failure to comply with this Policy may also subject you to Equinix-imposed sanctions, including dismissal, whether or not your failure to comply with this Policy results in a violation of law.

Scope of Policy
Persons Covered. As a Board member, officer, employee, or consultant of Equinix or its subsidiaries, this Policy applies to you. The same restrictions that apply to you also apply to:

•    Any family member (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws) who resides with you or who is financially dependent on you;
•    Anyone else who lives in your household; and
•    Any family members who do not live in your household but whose transactions in Equinix securities are directed by you or are subject to your influence or control (such as family accounts that you control, or advising parents or children who consult with you before they trade in Equinix securities); (collectively referred to as “Family Members”).

You are responsible for making sure that the purchase or sale of any security covered by this Policy by any such person complies with this Policy.

Transactions by Entities that You Influence or Control. This Policy applies to any entities that you influence or control, including any corporations, partnerships, or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.
Companies Covered. The prohibition on insider trading in this Policy is not limited to trading in Equinix’s own securities. It includes trading in the securities of other firms, such as customers or suppliers of Equinix and firms with which Equinix may be negotiating major transactions, such as an acquisition, investment, or sale. Information that is not material to Equinix may nevertheless be material to one of these other firms.
Transactions Covered. Trading includes purchases, sales, and gifts of stock, derivative securities such as put and call options, convertible debentures and convertible preferred stock, and debt securities (debentures, bonds, and notes). Trading also includes certain transactions under Equinix plans, as follows:

•    Sale of Option Shares. This Policy’s trading restrictions generally do not apply to the exercise of a stock option. The trading restrictions do apply, however, to any sale of the underlying stock or to a cashless exercise of the option through a broker (often called a “same-day sale”). Such a transaction entails selling a portion of the underlying stock to cover the costs of exercise and/or withholding taxes, because there is a sale of stock into the open market.

•    Sale of ESPP Shares. This Policy’s trading restrictions do not apply to purchases of Equinix stock in the employee stock purchase plan (the “ESPP”) resulting from your periodic payroll contributions to the ESPP under an election you made at the time of enrollment in the ESPP. But the trading restrictions do apply to your sales of the shares purchased under the ESPP.

Other Transactions Not Subject to This Policy. Transactions in mutual funds that are invested in Company Securities, through its inclusion in an index or otherwise, are not transactions subject to this Policy since you do not exercise discretion over the trading of the securities that are part of the funds.

Under highly unusual circumstances, the Chief Legal Officer, General Counsel or VP, Legal, Corporate Governance & Securities may make an exception to the application of this policy to certain transactions; provided that if the transaction involves a director or an executive, the Audit Committee must be notified.

Statement of Policy
No Trading on Inside Information. You may not trade in the securities of Equinix, directly or through Family Members or other persons or entities, if you are aware of material nonpublic information relating to Equinix. Similarly, you may not trade in the securities of any other company if you are aware of material nonpublic information about the other company that you obtained in the course of your employment with Equinix.

No “Tipping.” You may not pass material nonpublic information on to others or recommend to others the purchase or sale of any securities when you are aware of such information. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain any benefit from the other person’s trading.

No Exception for Hardship. The existence of a personal financial emergency or hardship does not excuse you from compliance with this Policy.

No Exception for Transactions Unrelated to Inside Information. It does not matter that you may have decided to engage in a transaction before acquiring material nonpublic information or that the material nonpublic information did not affect your decision to engage in the transaction. It is also irrelevant that publicly disclosed information about Equinix might, even aside from the material nonpublic information, provide a sufficient basis for engaging in the transaction.

Event-Specific Blackouts. From time to time, an event may occur that may be considered material to Equinix and is not publicly known. As long as the event may be considered material and remains nonpublic, the persons who are aware of the event may not trade in Equinix’s securities.

As a result, Equinix may consider it necessary or desirable to notify all or any group of Board members, officers, employees, or consultants that they are not permitted to trade in Equinix’s securities or in the securities of another public company. This trading restriction is known as an “event-specific blackout.” Equinix has full discretion to determine the time period during which trading will be blacked out. Equinix need not explain, or provide a reason, for the event-specific blackout to the persons who are subject to it, including the duration of the blackout.

Because it is often difficult to assess the materiality of nonpublic information, Equinix may impose an event-specific blackout if there is risk that nonpublic information may be material, even though the matter is not free from doubt. Moreover, the existence of an event- specific blackout does not create any obligation on Equinix, whether contractual or otherwise, to disclose the nonpublic information that results in the blackout.

The existence of an event-specific blackout will be announced only to those persons who are prohibited from trading. It applies to these persons whether or not they are aware of the event that triggered the blackout. A person who was made aware of the existence of an event- specific blackout should not disclose the existence of the blackout to anyone else.

The failure of Equinix to subject a person to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information. Even if a blackout is not in effect, you may never trade in Equinix securities if you are aware of material nonpublic information about Equinix.

Trading Windows and Pre-Clearance Procedure. Generally, members of the Equinix’s Board of Directors, executive officers, and other designated employees, may only engage in transactions (purchases, sales or gifts) in Equinix’s securities during the period commencing after the close of trading on the first business day after the day on which Equinix’s financial results for any particular fiscal period have been released to the U.S. wire services and ending three weeks prior to the end of the current fiscal period. Another way to define the window period would be to say that trading is always prohibited during the period commencing on the first day of the last three weeks of each quarter and continuing through the close of trading on the first business day after the day on which Equinix’s financial results for such quarter are released. Even within the designated trading windows, trading will only be permitted if no development of major importance remains unannounced. In order to ensure that persons unaware of significant non-public information do not give the appearance of impropriety in their trading activities, members of the Board of Directors, executive officers and all other persons designated by the Chief Legal Officer, General Counsel or VP, Legal, Corporate Governance & Securities should clear all transactions in Equinix’s securities in advance with the Chief Legal Officer, General Counsel or VP, Legal, Corporate Governance & Securities. All references to “day” in this Section refer to the applicable day in the U.S.

Exception for Rule 10b5-1 Plans. Although this Policy does not apply to transactions pursuant to written plans for trading securities that comply with Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, the entry into, amendment or termination of any such written trading plan is subject to pre-approval requirements and other limitations.

Definition of “Material Nonpublic Information”
Note that inside information has two important elements—materiality and public availability.

Material Information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Any information that could reasonably be expected to affect the price of the security is material. Depending on the circumstances, the following may constitute material information:

•    Projections of future earnings or losses, or other earnings guidance;
•    Earnings or operating results that are inconsistent with the consensus expectations of the investment community;
•    A pending or proposed merger, acquisition or tender offer or an acquisition or disposition of significant assets;
•    A change in senior management;
•    Major events regarding Equinix’s securities, including the declaration of a stock split or the offering of additional securities;
•    Severe financial liquidity problems;
•    Actual or threatened major litigation, or the resolution of such litigation; or
•    New major contracts, orders, suppliers, customers, partners or finance sources, or the loss thereof.

Both positive and negative information can be material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality. In other words, in case of doubt, trading should be avoided.

Nonpublic Information. Nonpublic information is information that is not generally known or available to the public. One common misconception is that material information loses its “nonpublic” status as soon as a press release is issued disclosing the information.

In fact, information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a widely disseminated press release or an SEC filing) and the investing public has had time to absorb the information fully. Only posting the information on Equinix’s website does not satisfy this requirement. As a general rule, information is considered nonpublic until the close of the first full trading day after the information is released. For example, if Equinix announces earnings before trading on a Wednesday, then the first time you can buy or sell Equinix securities is the opening of the market on Thursday (assuming you are not aware of other material nonpublic information at that time). However, if Equinix announces earnings after trading on that Wednesday, then the first time you can buy or sell Equinix securities is the opening of the market on Friday.

Additional Guidance
Equinix considers it improper for those who are employed by or associated with Equinix to engage in short-term or speculative transactions in Equinix’s securities or in other transactions in Equinix’s securities that may lead to inadvertent violations of the insider trading laws. Accordingly, your trading in Equinix securities is subject to the following additional guidelines:

Short Sales. You may not engage in short sales of Equinix’s securities (sales of securities that you do not own, i.e. borrowed securities).

Options, Other Derivative Securities and Hedging. You may not engage in transactions involving options on Equinix’s securities, such as puts, calls and other derivative securities, whether on an exchange or in any other market. You also may not engage in hedging transactions, such as collars and forward sale contracts. You may, however, receive and exercise options granted to you by Equinix.

Margin Accounts and Pledges. Securities held in a margin account or pledged as collateral for a loan may be sold without your consent— by the broker if you fail to meet a margin call, or by the lender in foreclosure if you default on the loan. A margin or foreclosure sale that occurs when you are aware of material nonpublic information may, under some circumstances, result in unlawful insider trading. For example, if you are unable to meet a margin call, your broker may sell your shares at a time when you know that Equinix is engaged in material but undisclosed merger negotiations. Because of this danger, directors and members of the executive team are prohibited from holding Equinix securities in a margin account or pledging Equinix securities as collateral for a loan. The Talent, Culture and Compensation Committee may grant an exception to this prohibition on a case-by-case basis.

Post-Termination Transactions
Federal insider trading rules continue to apply to your transactions in Equinix securities even after you have separated from service with Equinix or a subsidiary. If you are aware of material nonpublic information when your employment or service relationship terminates, you may not trade in Equinix securities until that information has become public or is no longer material.

Personal Responsibility
You should remember that the ultimate responsibility for adhering to this Policy and avoiding improper trading rests with you. If you violate this Policy, Equinix may take disciplinary action, including dismissal. Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Equinix securities while in possession of material nonpublic information. Persons subject to this Policy must not engage in illegal trading and must avoid the appearance of improper trading. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed above, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Legal Department or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described above in more detail under the heading “Penalties for Noncompliance.”

Equinix Assistance & Inquiries
Your compliance with this Policy is of the utmost importance both for you and for Equinix. If you have any questions about this Policy or its application to any proposed transaction, you may obtain additional guidance from the Chief Legal Officer, General Counsel or VP, Legal, Corporate Governance & Securities. Please do not try to resolve uncertainties on your own, as the rules relating to insider trading are often complex and not always intuitive while violations entail severe consequences.